EXHIBIT 10.1

                                 STOCK PURCHASE
                                       AND
                              SETTLEMENT AGREEMENT


         THIS AGREEMENT entered into this 20th day of August, 2002, by and between DynCorp ("DynCorp") and DynTek, Inc. ("DynTek");

         WITNESSETH

         WHEREAS effective December 27, 2001, DynCorp Management Resources, Inc. ("DMR"), a subsidiary of DynCorp, merged into a subsidiary of DynTek, such merger being hereinafter referred to as the "Merger"; and

         WHEREAS, subsequent to the consummation of the Merger, DynCorp has made a strategic decision to reduce its ownership interest in DynTek and to withdraw from participation on DynTek's board of directors; and

         WHEREAS, DynCorp wishes to sell to DynTek, and DynTek has agreed to purchase from DynCorp, certain Class B Common Shares of DynTek owned by DynCorp, on such terms and conditions as are hereinafter set forth, including the issuance to DynCorp of certain warrants for the future purchase of DynTek Common Shares; and

         WHEREAS as part of this transaction, the parties, without admitting any fault, culpability or liability, wish to settle and resolve any and all claims, liabilities and causes of action that may now exist or hereafter arise, that are or would be in any way related to the DMR contract with the Commonwealth of Virginia for non-emergency transportation brokerage services (the "VA NET Contract") or the Merger, or any other matter related to or arising out of the Merger transaction or the past dealings between the parties hereto, including direct and derivative-type claims;

         NOW THEREFORE, for good and valuable consideration as hereinafter described, the parties do hereby agree as follows:

1. PURCHASE OF SHARES. DynCorp will sell to DynTek, and DynTek will purchase from DynCorp, at the Closing hereafter specified, a total of 8,000,000 shares of DynTek Class B Common Shares (the "Purchased Shares") for a per-share consideration of $0.625 and a total consideration of $5,000,000, such consideration to be paid by delivery of a Note in the form of Exhibit A hereto.

2. SETTLEMENT OF VA NET CONTRACT EXPENSE AND OTHER DISPUTES. For and in consideration of the respective undertakings of the parties described herein, including DynCorp's agreement to make the Settlement Payment described below, DynCorp and DynTek hereby agree to forever settle, resolve and release one another from any and all claims, liabilities, causes of action or other rights, whether presently known or hereafter arising, that relate to any matter prior to the execution of this Agreement, except those liabilities that are described in Section 2.2 below and the specific provisions of that certain Agreement and Plan of Reorganization between the parties dated April 25, 2001, as amended (the "Merger Agreement") that are described in Section 5 hereof, it being expressly understood that such payment is in consideration of VA NET Contract expenses that were unanticipated at the time of the Merger.

     2.1. The Settlement Payment shall be $5,000,000 including the $1,000,000 payment previously made on DynTek's behalf to MTM on July 19, 2002.

     2.2. This settlement and release excludes any and all liability that may be incurred by DynCorp or DynTek under surety or other bonds preserved by DynCorp pursuant to Section 4.16 of the Merger Agreement or the DynCorp Guarantee hereafter defined, which liability DynTek has expressly assumed under Section 4.16 and Section 4.19 of the Merger Agreement, both of which Sections will survive this Agreement and remain in full force and effect in accordance with their terms.

     2.3. In furtherance of this settlement, the parties will at Closing execute and deliver to one another a copy of the form of General Release attached as Exhibit B to this Agreement.

     2.4. All other provisions of this Agreement to the contrary notwithstanding, the $4,000,000 of proceeds representing the balance of the Settlement Payment will be made directly by DynCorp on DynTek's behalf to the vendors and creditors of DynTek identified in Part 1 of Exhibit C hereto. In this regard, DynTek will certify to DynCorp in writing at the Closing the identity of such payee, the amount to be paid, and the date the valid billing for such payment was first received and booked by DynTek. DynCorp shall be entitled to access to such confirming information from DynTek's books and records as may be reasonably necessary to enable DynCorp to verify the accuracy of each payee's entitlement.

3. WARRANTS. DynTek shall issue to DynCorp detachable warrants to purchase 7,500,000 DynTek Common Shares, at an exercise price of $4.00 per share, to be exercised within three years following the closing date. The form of such warrants shall be as set forth in Exhibit D hereto.

4. CONDITIONS PRECEDENT TO CLOSING. The obligations of the parties to close the transaction shall be subject to the following conditions precedent:

     4.1. Prior to closing, DynTek shall have taken steps to implement a program of permanent cost savings, the effect of which would reasonably be expected to result in $3.0 million of permanent annual cost savings (excluding cost savings identified or implemented since June 2002 through the date of this Agreement); provided that if such program is not sufficient to make DynTek's earnings before interest, taxes, depreciation and amortization ("EBITDA") positive (after payment of all currently projected interest expense) within 90 days following the closing, DynTek shall take steps to implement a further program of permanent cost savings of at least an additional $1.0 million.

     4.2. The DynTek Chief Executive Officer shall have consented in writing to the amendment of his Employment Contract so that his incentive compensation for DynTek fiscal years 2003 and 2004 shall be subject to the achievement of targets of DynTek EBITDA determined by the Compensation Committee of DynTek's Board of Directors, which targets will be designed to assure that no bonuses are paid in excess of salary unless and until positive EBITDA from the DynTek consolidated business are sufficient to create shareholder value while at the same time assuring that all cash obligations of DynTek are met in a timely fashion.

     4.3. A Special Committee of the Board of Directors of DynTek shall have been formed and said Committee and the full Board of DynTek shall have approved this Agreement and the various transactions described herein. In this connection, DynTek shall have delivered to DynCorp certified resolutions of the Special Committee of the DynTek Board appointed to consider and approve the DynCorp/DynTek settlement, and the full DynTek Board, confirming in language that is acceptable to DynTek, DynCorp and the counsel for the Committee and DynTek Board, that the settlement described in this Agreement is fair and reasonable to DynTek and its stockholders, and that all interests of DynTek have been satisfied on reasonable and fair terms, on an arm's length basis, and that the settlement represented by this Agreement and the Release attached hereto will, upon execution, constitute a full and complete accord and satisfaction of any and all rights of DynTek, it subsidiaries and affiliates, the DynTek stockholders, and their successors, heirs and/or legal representatives that are described herein or in Exhibit B hereto.

     4.4. DynCorp shall have received a copy of an amendment to the loan agreement between a subsidiary of DynTek and Foothill Capital Corporation ("Foothill") in the form set forth in Exhibit E, duly executed

     4.5. At the closing, DynTek shall either (a) present to DynCorp reasonable evidence that the respective customers for the Virginia Contract and North Carolina Contract, as such terms are defined in the Assignment and Termination Agreement dated as of July 12, 2002 (the "TechServ Agreement"), between DynTek and DynCorp TechServ LLC ("TechServ") have agreed to the assignment of such contracts under such terms as have released TechServ from any further obligations thereunder or (b) enter into and execute appropriate agreements to reassign either or both of the said contracts to TechServ.

     4.6. Ernst & Young LLP shall have received from DynTek's President and Chief Financial Officer a fully executed representation letter with respect to the DMR December 27, 2001 financial statement audit that is acceptable to Ernst & Young.

     4.7. DynTek's President and Chief Financial Officer shall have delivered to DynCorp a certification dated as of the closing confirming the accuracy of all of the DynTek representations and warranties as of that date.

5. COVENANTS CONCERNING VA NET CONTRACT. The parties recognize that DynCorp continues to have liability under a Labor and Material Payment Bond issued by National Union Fire Insurance Company of Pittsburgh, PA ("AIG") on July 2, 2001 to the Commonwealth of Virginia in connection with the 2000 award to DMR of the VA NET Contract ("AIG Bond"), and under a separate November 28, 2000 DynCorp guarantee issued to the Commonwealth of Virginia guaranteeing DMR's performance on such Contract ("DynCorp Guarantee"). The parties further acknowledge that under Section 4.16 and Section 4.19 of the Merger Agreement, DynTek has the obligation to indemnify DynCorp and replace the AIG Bond and DynCorp Guarantee. Accordingly, the parties agree as follows with respect to the VA NET Contract:

     5.1. DynTek agrees that it shall not through June 2003 make any change to the size or composition of the VA NET Contract project management team without the consent of DynCorp.

     5.2. DynTek will provide to DynCorp by the 20th of each calendar month commencing in August 2002 the prior calendar month financial reports on all aspects of the VA NET Contract reflecting total receipts, cost of revenue, overhead costs, provider costs, satisfactory evidence of payment of expenses under the contract, and any other relevant information concerning contract operations, claims, or disputes with the Commonwealth of Virginia. DynCorp shall be entitled to audit and/or examine all such DynTek records upon reasonable notice and during regular business hours.

     5.3. DynCorp will have the right to review and approve all modifications to the VA NET Contract or any settlement, which modification or settlement would increase DynCorp's liability thereunder, with the Commonwealth or any vendor thereunder so long as the DynCorp Guarantee or the AIG Bond remain outstanding; provided that such review and approval will not be unreasonably withheld or delayed. Moreover, DynTek will not submit a proposal for a follow-on VA NET Contract beyond June 2003 unless the DynCorp Guarantee and AIG Bond are no longer outstanding.


6. OTHER COVENANTS. DynTek further agrees to take the following actions subsequent to Closing.

     6.1. As soon as practicable following receipt by Ernst & Young of the letter described in Section 4.5, DynCorp will use its best efforts to cause Ernst & Young to deliver to DynTek (i) the audited balance sheets of DMR as of December 27, 2001and the related statements of operations, changes in stockholders' equity and cash flows for the years ended of December 27, 2001 (collectively, the "Financial Statements") and (ii) Ernst & Young's consent to the inclusion of the Financial Statements in DynTek's SEC filings as appropriate.

     6.2. On or before October 1, 2002, DynTek will pay all outstanding amounts owed DynCorp under the Transition Services Agreement attachment to the Merger Agreement, and shall remove its personnel from the DynCorp facility at 11710 Plaza America Drive. As of this date, all of

          DynCorp's obligations under the Transition Services Agreement shall terminate; provided that the obligation of DynTek to compensate DynCorp for services rendered thereunder shall continue in accordance with the Transition Services Agreement terms until all amounts due are paid in full.

     6.3. In the event DynTek proposes at any time that DynCorp continues to own common shares of DynTek to issue additional DynTek common shares such that DynCorp's total fully diluted ownership of DynTek (including securities issuable upon exercise of the warrants described in Section
          3) would be less than 25%, DynTek shall immediately notify DynCorp and give DynCorp a right of first refusal for 5 business days after its receipt of written notice to purchase such additional common shares, or a portion thereof, for the same consideration as would be obtained from third party subscribers. If such right is not exercised by DynCorp within such 5-day period, it shall be null and void.

     6.4. Neither party shall make any public announcement or disclosure regarding the provisions of this transaction or this Agreement without the written consent of the other party; provided, however, that that either party shall have the right to make such public announcement as it may deem appropriate to comply with applicable law, including applicable securities laws.

     6.5. DynTek shall recommend EBITDA targets to its Compensation Committee that are consistent with the terms of the consent described in Section
          4.2 above and shall make no bonus or incentive payment to its Chief Executive Officer for fiscal years 2003 and 2004 that are inconsistent with such guidelines.

     6.6. In the event either of both of the said contracts referred to in
          Section 4.5 is re-assigned to TechServ, DynCorp shall cause TechServ to subcontract 100% of the work thereunder to DynCorp Systems & Solutions LLC ("DS&S"), a subsidiary of DynCorp, at a contract price equal to 98% of TechServ's receipts thereunder and shall cause DS&S in turn to subcontract 100% of the work thereunder to DynTek at a contract price equal to the amount DS&S receives from TechServ.

     6.7. Until the Note has been paid in full, DynTek shall continue to maintain, and cause each of its subsidiaries to continue to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with generally accepted accounting principles and each of the financial statements described below shall be prepared from such system and records. DynTek shall deliver or cause to be delivered to DynCorp:

            (a) MONTHLY REPORTS. As soon as practicable, and in any event no later than thirty (30) days following the end of each calendar month, (i) the consolidated balance sheet as of the end of such month, and income statement for the month and for the fiscal year-to-date, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated financial forecast, certified by its Chief Executive

               Officer and Chief Financial Officer as fairly presenting the consolidated financial position of DynTek and its subsidiaries as at the date indicated, and the results of their operations for the periods indicated; and (ii) a schedule detailing DynTek's selling, general, and administrative expenses for the month and fiscal year to date, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated financial forecast, certified by its Chief Executive Officer and Chief Financial Officer as being accurate and complete.

            (b) QUARTERLY REPORTS. As soon as practicable, and in any event no later than two Business Days after the date required for filing quarterly reports on Form 10-Q in accordance with the rules of the Securities and Exchange Commission, the consolidated balance sheets of DynTek and its subsidiaries as at the end of such period (i) for such fiscal quarter and (ii) for the period beginning on the first day of such fiscal year and ending on the last day of such fiscal quarter, together with the related consolidated statements of income and cash flow for such periods, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated financial forecast for the current fiscal year, certified by its Chief Financial Officer as fairly presenting the consolidated financial position of DynTek and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the fiscal quarters indicated, subject to normal year end adjustments.

            (c) ANNUAL REPORTS. As soon as practicable, and in any event no later than two Business Days after the date required for filing annual reports on Form 10-K in accordance with the rules of the Securities and Exchange Commission, (i) the consolidated and consolidating balance sheets of DynTek and its subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated financial forecast for the current fiscal year, and (ii) a report with respect to such consolidated financial statements of an independent certified public accountant reasonably acceptable to DynCorp, which report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of DynTek and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except for changes with which such independent certified public accountant, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

            (d) OFFICER'S CERTIFICATE. Together with each delivery of any financial statement pursuant to subsection (a) and (b) of this Section, (i) a certificate signed by the Chief Executive Officer or the Chief Financial Officer of DynTek (an "Officer's Certificate") stating that the signatory thereto has reviewed the terms of this Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of DynTek and its subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or of Default (each as defined in the loan agreement entered into between Foothill and a subsidiary of DynTek (the "Foothill loan agreement"), or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action DynTek or any of its subsidiaries has taken, is taking and proposes to take with respect thereto; and (ii) an Officer's Certificate setting forth calculations (with such specificity as DynCorp may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of the Foothill loan agreement.

            (e) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as practicable and in any event no later than January 31, 2003 and fifteen (15) days after the end of each fiscal year of DynTek ending in 2003 and thereafter, a consolidated plan and financial forecast, prepared in accordance with DynTek's normal accounting procedures applied on a consistent basis, for the five (5) fiscal year period commencing in the fiscal year in which delivered, including, without limitation, (i) forecasted consolidated balance sheets and statements of cash flow and income statement of DynTek for such fiscal years, (ii) forecasted consolidated and consolidating statement of cash flow and income statement of DynTek and its subsidiaries for and as of the end of each fiscal month of such fiscal years, (iii) the amount of forecasted capital expenditures for such fiscal years, and (iv) forecasted compliance with the provisions of Section 6.9 each of the foregoing prepared for each fiscal month in the first fiscal year of such five fiscal year period.

            (f) EVENTS OF DEFAULT. Promptly upon any of the Chief Executive
               Officer or Chief Financial Officer of DynTek obtaining knowledge of any condition or event which constitutes an Event of Default or Default under the Foothill loan agreement, DynTek shall deliver to DynCorp an Officer's Certificate specifying (i) the nature and period of existence of any such Event of Default, Default, condition, or event; (ii) the notice given or action taken by such person in connection therewith; and (iii) what action DynTek has taken, is taking, and proposes to take with respect thereto.

            (g) FOOTHILL AGREEMENT DOCUMENTS. DynTek shall deliver a copy of the following, promptly upon its receipt thereof (where applicable), and concurrently with its delivery thereof (where applicable), to
               DynCorp: (i) each material notice or other material communication delivered by or on behalf of DynTek to any person in connection with the Foothill loan agreement, and (ii) each material notice or other material communication received by DynTek from any person in connection with the Foothill loan agreement.

            (h) OTHER INFORMATION. Promptly upon receiving a request therefor from DynCorp, DynTek shall prepare and deliver to DynCorp such financial statements and other information with respect to DynTek or any of its Subsidiaries as from time to time may be reasonably requested by DynCorp.

     6.8. Until the Note has been paid in full, the maximum amount of accounts payable that may be aged over 60 days from the date of invoice (other than invoices that DynTek is disputing in good faith) shall be not more than the amounts set forth below as of the end of each corresponding month:

               August 2002                       $1,500,000
               September 2002                    $1,000,000
               October 2002                      $1,000,000
               November 2002                       $750,000
               December 2002                       $500,000
               January 2003 and thereafter         $100,000

     6.9. Commencing with DynTek's fiscal quarter ending December 31, 2002 and until the Note has been paid in full, the ratio of DynTek's EBITDA to interest expense and scheduled principal payments on the Note shall be no less than 1.1:1.0.

7.   PROVISIONS OF MERGER AGREEMENT.

     7.1. Except as otherwise provided in Section 7.2 below, all further obligations of the parties pursuant to the Merger Agreement shall be deemed to be discharged, fulfilled, released, extinguished, and of no further effect as of the closing of this transaction, including without limitation the provisions of Section 4.21.

     7.2. The parties' obligations and rights under Sections 4.9, 4.10, 4.11, 4.12, 4.16 and 4.19 of the Merger Agreement shall not be released but shall remain in full force and effect in accordance with their terms. Moreover, the Transition Services Agreement, Exhibit C to the Merger Agreement, shall remain in full force and effect until midnight September 15, 2002, after which time all obligations of DynCorp thereunder shall cease and shall be considered covered by DynTek's General Release; provided, however, that DynTek shall continue to be obligated to perform all of its obligations under the Transition Services Agreement. Finally, the Registration Rights Agreement, Exhibit B to the Merger Agreement, shall not be released or terminated but shall remain in full force and effect in accordance with its terms, subject only to such changes thereto as are referenced in this Agreement.

8. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants that the following statements as to itself are true, correct, and complete:

     8.1. Organization and Good Standing. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. It has full corporate power to carry on their business activities as now conducted. It has, since its incorporation, complied in all material respects with all laws, regulations, ordinances, and orders applicable to its business activities and properties. It is entitled to own, lease, or operate the properties they now own, lease, or operate. It is further qualified and licensed to do business and are in good standing in each other jurisdiction in which the nature of its business makes such qualification or licensing necessary.

     8.2. No Material Adverse Developments. DynTek knows of no developments regarding its business or prospects that individually or taken together would have a material adverse impact on the business, financial standing or affairs of DynTek, except as described and disclosed in DynTek's past filings with the Securities Exchange Commission or as disclosed to DynCorp in writing prior to the execution of this Agreement. As of the date of this Agreement, there are no uncured Events of Default under the Foothill loan agreement.

     8.3. Due Diligence and VA NET Contract EAC. The December 17, 2001 estimate of the cost at completion of the VA NET Contract ("EAC"), which was jointly prepared by DynCorp and DynTek (then known as TekInsight.com, Inc.), was accurate and complete as of such date to the best of DynTek's knowledge and belief at such time. DynTek was afforded full and complete access prior to December 27, 2001 to all DMR and VA NET Contract records, personnel and information, and there is no basis for suggesting that DynCorp or DMR failed in any way to fully disclose any and all relevant information regarding its operations or the VA NET Contract or its future prospects. DynTek executives participated fully in the December 17, 2001 EAC review meeting and concurred with the formal acceptance of that EAC as appropriate given the then existing circumstances impacting the performance of the VA NET Contract.

     8.4. No Conflict. The execution, delivery and performance of this Agreement and Exhibits A, B and D hereto do not and will not (i) conflict with the certificate of incorporation or by-laws of the parties; (ii) constitute a tortious interference with any contractual obligation of the parties or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any contractual obligation of the parties; (iii) result in or require the creation or imposition of any lien whatsoever upon any of the property or assets of the parties; or (iv) require any approval of the parties' shareholders which has not been obtained.

     8.5. Authority. The parties have the full right, power, and authority to execute and deliver this document and Exhibits A, B and D, to perform their obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the Release, the Warrant, the Note, and all the other transactions and obligations herein provided for have been duly authorized by all necessary corporate action on their part. This Agreement, the Release, the Warrant, and the Note constitute the legal, valid, and binding obligation of the parties, enforceable against them in accordance with their terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies and defenses.

     8.6. Investment Intent. Each of DynCorp and any permitted transferee of the Warrant, as of the date hereof and as of the date of (and as a condition to) each transfer and/or exercise of the Warrant, (a) is acquiring the Warrant and/or the shares issuable upon exercise thereof (collectively, the "Securities"), as applicable, for its own account for investment purposes only and not with a present view to any resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in violation thereof, (b) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of an investment in the Securities, (c) understands and is able to bear the economic risk involved in acquiring the Securities, including any loss relating to or arising out of such investment, (d) understands and agrees that the Securities are not registered under the Securities Act or any other securities law and may not be offered, sold, pledged or conveyed unless such Securities are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (e) is an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act), and
          (f) has been given the opportunity to ask questions of, and receive answers from, DynTek concerning the terms of the Securities and to obtain such additional written information, to the extent DynTek possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the same as it desires in order to evaluate the investment in the Securities.

     8.7. Aged Payables. DynTek's schedule of aged payables, attached hereto as Exhibit F, is true and correct as of the date thereof.

9. UNDERSTANDINGS REGARDING DYNCORP'S REMAINING CLASS B COMMON SHARES. DynCorp agrees that on the closing date, it shall convert its existing Class B Common Shares of DynTek into Class A Common Shares of DynTek.

     9.1. DynTek agrees to facilitate such conversion and by December 31, 2002 to have used its best efforts to register and list for trading on the NASDAQ exchange all DynTek common shares held by DynCorp immediately after the closing.

     9.2. On or before the closing, the DynCorp nominated directors shall resign from the DynTek Board; provided, however, that DynTek agrees that its directors and officers liability insurance will continue to be available to the former DynCorp directors and that DynTek will continue to renew its directors and officers coverage for at least five years following the closing so long as the renewal premium does not exceed 200% of the current premium.

10. CLOSING AND TERMINATION OF AGREEMENT. Subject to the prior satisfaction of all conditions precedent, set forth in Section 4 hereto, the closing will take place at the offices of DynCorp, 11710 Plaza America Drive, Reston, Virginia, promptly following satisfaction of the condition set forth in
     Section 4.4; provided that if no closing occurs before September 15, 2002 this Agreement and all obligations hereunder shall terminate, and shall be of no further force or effect.

11.  MISCELLANEOUS PROVISIONS.

     11.1. Standstill Agreement. Except as permitted herein or in Exhibit D hereto, DynCorp agrees that it will not for a period of 2 years from the date of this Agreement purchase any DynTek voting securities without the approval of the DynTek Board of Directors.

     11.2. Covenant Against Litigation. DynTek and DynCorp each agree on behalf of themselves and all Settling Parties not to initiate, file, commence, or otherwise sponsor directly or indirectly, any lawsuit, arbitration, claim or other proceeding, whether legal or equitable in nature, that in any way relate to the matters released in the General Releases, Exhibit B hereto, provided, that nothing herein will preclude a party from enforcing a provision of this Agreement or such General Releases. In the event of a breach of this covenant, the non-breaching party shall be entitled to seek and obtain an injunction in the United States District Court for the Eastern District of Virginia and recover any and all damages and costs related to such injunctive relief.

     11.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

          DynCorp:                            DynTek, Inc.
          11710 Plaza America Drive           18881 Von Karman Avenue, Suite 250
          Reston, Virginia  20190             Irvine, CA 92612
            Attn: David L. Reichardt             Attn:  Steven J. Ross
            Senior Vice President                President & Chief Executive
            & General Counsel                    Officer
            fax:  (703) 261-5074                 fax:  (949) 955-0086

                                             With a copy to:
                                             Nixon Peabody LLP
                                             437 Madison Avenue
                                             New York, NY 10022
                                                Attn: Peter W. Rothberg, Esquire

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     11.4. Entire Agreement. This Agreement, together with the Exhibits hereto and all documents specifically incorporated herein by reference, contains the entire agreement between DynCorp and DynTek with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments, and understandings.

     11.5. Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, manually or by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6. Survival of Representations. All the representations, warranties, covenants, and understandings contained on this Agreement shall survive the execution of this Agreement, and, without limitation, the representations and warranties shall survive so long as any applicable statute of limitations or right of action pertaining thereto, whether or not asserted, shall endure. No performance or execution of this Agreement in whole or in part by a party hereto shall constitute a waiver by such party or stop such party from asserting its rights hereunder, nor shall a waiver of or failure to exercise one or more rights hereunder constitute a waiver of any other rights.

     11.7. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia without regard to principles of conflicts of law. Both parties irrevocably submit to the exclusive jurisdiction of the state courts of the Commonwealth of Virginia located in Arlington, Virginia or the United States Federal District Court located in the Eastern District of Virginia for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to a party's address set forth in the Agreement shall be effective service of process for any action, suit or proceeding in the Commonwealth of Virginia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. The prevailing party in any such action will be awarded its reasonable damages, costs, and expenses (including attorneys' fees) incurred in prosecuting or defending such litigation.

     11.8. Interpretation. The section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. All references to section number refer to sections of this Agreement, except as otherwise specified. All references in this Agreement to gender shall be deemed to include all genders, and all references in the singular or plural shall be deemed to include the plural and singular, as appropriate. Whenever the words "include", "includes", or "including" are used, they shall be deemed to be followed by the words "without limitation". The language used in this

          Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     11.9. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     11.10. Assignment. No party hereto may assign or delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, and any agreement, act, or deed purporting to effect any such assignment, delegation, or transfer without such prior written consent shall be void; provided however that such prohibition shall not exclude assignment by operation of law, such as by merger of a party into another corporation.

     11.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the settling parties, and their respective successors and assigns.

     11.12. No Third-Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the parties hereto, and no other party is entitled to any rights, benefits, or privileges created hereunder.

     11.13. Amendments and Waivers. This Agreement may not be modified or amended except by a writing or writings signed by the party against whom any modification or amendment is asserted or sought to be enforced. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first mentioned above.

DYNCORP                                         DYNTEK, INC.


By:    /s/ David L. Reichardt                  By:     /s/ James Linesch
       ------------------------------                 --------------------------
Name:  David L. Reichardt                      Name:  James Linesch
Its:   Senior Vice Preside                     Its:   Chief Financial Officer